Exhibit 99.1

NEWS RELEASE

Financial Contact:  Jeff Galow, 713/877-5327

Media Contact:  Valerie Calvert, 713/877-5305

Quanex Announces Fiscal Fourth Quarter and Fiscal 2003 Results
Record $1.03 Billion Net Sales for the Year
Best Ever Cash Provided by Operating Activities for the Quarter and Year
Engineered Products Posts Record Sales and Operating Income for the Year

Houston, Texas, December 4, 2003 – Quanex Corporation (NYSE:NX) announced its fiscal 2003 fourth quarter and annual results for the period ending October 31, 2003.

Net sales for the quarter were $286.8 million, up 5% from $273.8 million reported in the fourth quarter last year.  Customer demand was strong during the quarter.  North American light vehicle builds remained above 16 million units annualized, which allowed MACSTEEL to run at a high utilization rate during the period.  At Engineered Products and Nichols Aluminum, sales were excellent due to the combination of strong housing starts and remodeling activity.  Net sales for the year were a record $1,031.2 million compared to $994.4 million last year.

Net income and diluted earnings per share were $13.1 million and $0.80, respectively for the fourth quarter.  The Company stated that results in the quarter included a non-cash charge to operating income of $4.6 million to account for changes in its year-end inventories using the Last In-First Out (LIFO) method of accounting.  For the year, net income and diluted earnings per share were $42.9 million and $2.62, respectively.  The Company reported that its annual results included a non-cash LIFO charge of $6.1 million (pre-tax) and a tax-free executive life insurance benefit of $2.2 million.

During the quarter, Quanex announced a definitive agreement to purchase the North Star Steel - Monroe facility from Cargill, Inc.  Monroe produces special-bar-quality steel bars and primarily serves the vehicular products market.  The acquisition is expected to close around the end of calendar year 2003.  The Company also announced a definitive agreement to purchase TruSeal Technologies from Kirtland Capital Partners.  TruSeal produces flexible, insulating glass spacer systems and sealants for wood, vinyl and aluminum windows.  The acquisition is expected to close on or about January 2, 2004.

Net income for the fourth quarter 2002 was $15.1 million and $55.5 million for the year.  Diluted earnings per share were $.97 for the quarter and $3.52 for the year.  The Company said the $3.52 figure included a tax-free executive life insurance benefit of $9.0 million.

Highlights

Regarding the Company’s results, Raymond A. Jean, chairman and chief executive officer, stated “We experienced robust demand for our products throughout the quarter and, with strong operational performance, allowed us to report solid fourth quarter results.  Automotive builds stayed above 16 million annualized units, and while the pace was not record setting, it increased MACSTEEL’s operating rates above the third quarter.  Home building activity, combined with remodeling expenditures, remained brisk, and allowed both Engineered Products and Nichols Aluminum to post excellent results.”

“During the quarter, all of our businesses did a great job of reducing working capital, and taken together, showed an 8% improvement over last year.  Cash provided by operating activities and free cash flow provided by operating activities for the quarter were $60.9 million and $54.8 million, respectively, compared to $15.6 million and $9.3 million, respectively, for the fourth quarter a year ago.  For the full year, cash provided by operating activities and free cash flow provided by operating activities were $102.8 million and $73.9 million, respectively, compared to $81.1 million and $48.5 million, respectively, a year ago. As a result, balance sheet fundamentals remained outstanding, and we finished the year with a total debt to capitalization ratio of 4.25%,” said Jean.

“Quanex uses the LIFO method of accounting which requires us to revalue our inventories at the end of each year.  As we have reported for much of the year, both steel and aluminum scrap costs have been rising.  When this situation occurs, the LIFO calculation produces a non-cash charge to earnings,” Jean said.

Quarterly Financials ($ in millions, except per share data)

	4th qtr 2003	4th qtr 2002	inc/dcr	FY 2003	FY 2002	inc/dcr
Net Sales	$286.8	$273.8	5%	$1,031.2	$994.4	4%
Operating Income	20.7	28.4	-27%	63.8	83.3	-23%
Net Income	13.1	15.1	-13%	42.9	55.5	-23%

EPS: Basic	$.82	$.92	-11%	$2.65	$3.74	-29%
EPS: Diluted	.80	.97	-18%	2.62	3.52	-26%

Segment Commentary

VEHICULAR PRODUCTS ($ in millions)

	4th qtr 2003	4th qtr 2002	FY 2003	FY 2002
Net Sales	$130.4	$122.0	$468.5	$459.5
Operating Income	14.5	15.8	48.2	57.6

The Vehicular Products segment includes MACSTEEL, Piper Impact and Temroc Metals.  The segment’s main drivers are North American light vehicle builds, and to a lesser extent, heavy duty truck builds.

“Total North American light vehicle builds in our fourth quarter were about 4% higher than a year ago; however, builds at the “Big 3” were down about 10%.  Heavy duty truck builds were off about 15% from last year’s fourth quarter.  Truck builds were particularly strong a year ago because heavy truck customers were buying ahead of an EPA driven change to the emission systems of large diesel engines effective October 2003.  Low inventory in the pipeline at MACSTEEL’s Tier one and Tier two customers, along with higher content, allowed us to increase volumes about 6% from a year ago, clearly outperforming our served market,” continued Jean.

“Operating income at MACSTEEL was down about 10% from a year ago, in part due to higher energy and scrap costs.  We experienced another spike in scrap costs during the quarter, with steel scrap costs up some $40 per ton over last year’s fourth quarter, and $20 per ton higher than just last quarter.  We do have scrap surcharges in place with customers but the surcharge lags actual scrap costs by at least three months, and with scrap up sharply over the last six months, margins at MACSTEEL continue to be squeezed.  However, offsetting part of this margin compression was our ability to further reduce conversion costs, which were down some 3% in the quarter, including the benefit of further reductions in outside processing costs,” said Jean.

“At Piper Impact sales were off about 15% compared to the fourth quarter last year, with the largest drop in business coming from the ongoing reduction in aluminum airbag component sales.  Piper did, however, reduce the size of its operating loss this quarter compared to both last quarter and the year ago quarter.  Nonetheless, Piper continues to lose money on much of our traditional product lines.  We continue to review our strategic options for this business,” Jean said.

BUILDING PRODUCTS ($ in millions)

	4th qtr 2003	4th qtr 2002	FY 2003	FY 2002
Net Sales	$156.4	$151.7	$562.7	$534.9
Operating Income	15.0	13.6	35.6	38.0

The Building Products segment includes Engineered Products and Nichols Aluminum.  The main drivers of this segment are residential housing starts and remodeling expenditures.

“We continue to see strong demand for our door and window components, which allowed Engineered Products to report another excellent quarter with record operating results.  Housing starts for the fourth quarter exceeded 1.8 million units on an annualized basis.  For the month of October, annualized starts were nearly 2 million units.  With demand for new residential homes at record levels, we look for customer activity to remain at high levels until inclement winter weather conditions arrive,” said Jean.

“Nichols Aluminum reported higher volumes for the quarter compared to last year as our primary building and construction customers were at high operating rates.  Sales to our other markets remained lackluster.  Like MACSTEEL, Nichols experienced rising scrap prices this year.  Scrap prices were up about $.03 per pound this quarter over a year ago, although it was essentially flat to last quarter.  Even with these higher costs, Nichols posted improved operating income compared to last year’s quarter, in part because of the excellent operating performance at our Golden facility.  Nichols also did an outstanding job of holding the line on conversion costs, which were flat versus a year ago, despite the fact that energy costs were up,” Jean said.

Outlook

Operating results for the Vehicular Products segment are tied to North American light vehicle builds and heavy duty truck builds.  For calendar 2004, the Company expects light vehicle builds to be about 16 million units, essentially flat to 2003’s expected build rate of 15.8 million units.  Loss of market share by the “Big 3” to the automotive transplant companies, or NAMs, remains a concern.  While MACSTEEL sells steel bar products to the NAMs and continues to make excellent inroads, MACSTEEL remains closely linked to the “Big 3”.  Heavy duty truck builds, which have been at cyclical lows for several years, are expected to recover in calendar 2004 and exceed 200,000 units, up from 175,000 units estimated to be built in 2003.

Operating results for the Building Products segment are tied to U.S. housing starts and remodeling activity.  For calendar 2004, the Company expects housing starts to drop 5% from 2003’s very strong level.  Remodeling expenditures are expected to remain at robust levels in 2004.

The Company’s primary raw materials are steel and aluminum scrap, which supplies MACSTEEL and Nichols Aluminum.  The price of these commodities rose steadily throughout the year, with a significant surge in ferrous scrap prices during the Company’s fourth quarter, continuing in November and December.  Over time, MACSTEEL recovers the majority of these cost increases through its use of scrap surcharges.  However, it does experience substantial margin compression when scrap prices surge as the surcharge is based on a three month trailing index.  Nichols Aluminum has no such surcharge, and it attempts to recover rising scrap costs through a higher selling price.

Quanex expects to post improved results in 2004 compared to 2003.  This expectation is based on a growing economy, market share gains by MACSTEEL and Engineered Products, improved product mix at Nichols Aluminum and the considerable earnings benefit that will accrue from its acquisitions of North Star Steel Monroe and TruSeal Technologies.

The first quarter (November, December and January) is historically the Company’s least profitable as there are fewer production days due to the holidays, customers closely manage year-end inventories and reduced building activity during the winter.  Quanex expects its first quarter diluted earnings per share to be down compared to the same period a year ago.  First quarter volumes at MACSTEEL are expected to be flat to the year ago quarter, but operating income is expected to be off as steel scrap costs are anticipated to be some 35% higher than in the year ago quarter.  Operating income at Engineered Products is expected to be flat compared to excellent year ago results.  Volume at Nichols Aluminum should be up from a year ago, however, operating income is expected to be flat as they absorb higher raw material costs in the absence of sales price relief.

Other

The Company continues to account for stock options using the current transition provisions of SFAS No. 123.  Accordingly, Quanex does not reflect the option expense in its income statement or diluted earnings per share.  However, the Company does disclose the impact on net income and diluted earnings per share in the footnotes to its financial statements.  For the fourth quarter and fiscal year, expensing stock options would have reduced net income by $0.4 million and $1.7 million, respectively, and would have reduced diluted earnings per share by $0.02 and $0.10, respectively.

Non-GAAP Financial Measures

Free cash flow from operating activities – The Company utilizes this non-GAAP financial measure to gauge its quarterly and annual performance considering its short-term investment in working capital and its long-term investment in Plant, Property and Equipment (PP&E).  Following is the reconciliation:

Three months ended October 31,			Twelve months ended October 31,
2003	2002		2003	2002
60,903	15,576	Cash provided by operating activities (GAAP)	102,840	81,111
(6,129)	(6,316)	Less: Capital expenditures	(28,899)	(32,639)
54,774	9,260	Free cash flow from operating activities (Non-GAAP)	73,941	48,472

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $0.17 per share on the Company’s common stock, payable December 30, 2003 to shareholders of record on December 19, 2003.

Corporate Profile

Quanex is a $1 billion industry-leading manufacturer of engineered materials and components for the vehicular products and building products markets.

Financial Statistics as of 10/31/03

Book value per common share: $27.52; Total debt to capitalization: 4.25%; Return on invested capital: 9.05%; Return on common equity: 10.02%; Actual number of common shares outstanding: 16,173,961

Definitions

Book value per common share – calculated as total stockholders’ equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization – calculated as the sum of both the current and long term portion of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders’ equity as of balance sheet date;

Return on invested capital – calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders’ equity;

Return on common equity – calculated as the prior 12 months net income, divided by the trailing five quarters average common stockholders’ equity.

Free cash flow from operating activities – calculated as the sum of cash provided by operating activities less capital expenditures.

Statements that use the words “expect,” “should,” “will,” “might,” “gauge” or similar words reflecting future expectations or beliefs are forward-looking statements.  The statements found above are based on current expectations.  Actual results or events may differ materially from this release.  Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials.  For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s most recent 10-K filing (December 20, 2002)

under the Securities Exchange Act of 1934, in particular the sections titled, “Private Securities Litigation Reform Act” contained therein.

For further information, visit the Company’s website at www.quanex.com.

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QUANEX CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

Three months ended October 31,			Twelve months ended October 31,
2003	2002		2003	2002

$286,819	$273,753	Net sales	$1,031,215	$994,387
242,451	221,067	Cost of sales	867,782	812,949
13,334	14,448	Selling, general and administrative expense	53,572	54,408
10,297	9,846	Depreciation and amortization	46,066	43,730

20,737	28,392	Operating income	63,795	83,300

(404)	(5,633)	Interest expense	(2,517)	(14,812)
—	—	Capitalized interest	—	1,879
—	—	Retired executive life insurance benefit	2,152	9,020
182	758	Other, net	2,393	2,227
20,515	23,517	Income before income taxes	65,823	81,614

(7,399)	(8,464)	Income tax expense	(22,936)	(26,132)

$13,116	$15,053	Net income	$42,887	$55,482

		Weighted average common shares outstanding:

16,088	16,364	Basic	16,154	14,823
16,337	16,660	Diluted	16,384	16,237

		Earnings per common share:

$0.82	$0.92	Basic	$2.65	$3.74
$0.80	$0.97	Diluted	$2.62	$3.52

$0.17	$0.16	Cash dividends per share	$0.68	$0.64

QUANEX CORPORATION

INDUSTRY SEGMENT INFORMATION

(In thousands)

(Unaudited)

Three months ended October 31,				Twelve months ended October 31,
2003		2002		2003		2002

			Net sales:

$130,403		$122,042	Vehicular Products	$468,506		$459,531
156,416		151,711	Building Products	562,709		534,856
$286,819		$273,753	Net sales	$1,031,215		$994,387

			Operating income:

$14,526		$15,799	Vehicular Products	$48,208		$57,606
14,965		13,638	Building Products	35,648		37,985
(8,754	)(1)	(1,045)	Corporate and Other	(20,061	)(1)	(12,291)
$20,737		$28,392	Operating Income	$63,795		$83,300

(1) - Increase is primarily due to LIFO charges.

QUANEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 31,
	2003	2002
ASSETS

Cash and equivalents	$22,108	$18,283
Accounts and notes receivable, net	123,185	116,122
Inventories	79,322	90,756
Other current assets	8,116	10,640
Total current assets	232,731	235,801

Property, plant and equipment, net	335,904	353,132
Goodwill, net	66,436	66,436
Other assets	30,792	33,771
Total assets	$665,863	$689,140

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$89,435	$76,588
Accrued liabilities	39,209	48,973
Income taxes payable	7,381	4,839
Other current liabilities	46	3,970
Current portion of long-term debt	3,877	434
Total current liabilities	139,948	134,804
Long-term debt	15,893	75,131
Deferred pension credits	8,323	4,960
Deferred postretirement welfare benefits	7,845	7,928
Deferred income taxes	34,895	29,210
Other liabilities	13,800	15,712
Total liabilities	220,704	267,745

Total stockholders’ equity	445,159	421,395

Total liabilities and stockholders’ equity	$665,863	$689,140

QUANEX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

(Unaudited)

Three months ended October 31,			Twelve months ended October 31,
2003	2002		2003	2002
		Operating activities:
$13,116	$15,053	Net income	$42,887	$55,482
		Adjustments to reconcile net income to cash provided by operating activities:
—	—	Gain on sale of Piper Utah property	(405)	—
—	—	Loss on early extinguishment of debt	—	922
—	—	Retired executive life insurance benefit	(2,152)	(9,020)
10,383	9,880	Depreciation and amortization	46,415	43,987
1,229	(107)	Deferred income taxes	8,992	2,330
868	(3,124)	Deferred pension and postretirement benefits	2,034	(4,734)
25,596	21,702		97,771	88,967
		Changes in assets and liabilities, net of effects from acquisitions and dispositions:
(6,114)	(5,437)	Increase in accounts and notes receivable	(7,063)	(5,144)
21,022	2,473	Decrease (Increase) in inventory	11,434	(5,249)
13,363	(4,535)	Increase (Decrease) in accounts payable	12,847	(857)
1,323	(2,958)	Increase (Decrease) in accrued liabilities	(9,764)	(3,655)
5,779	1,295	Increase in income taxes payable	2,542	3,752
(66)	3,036	Other, net	(4,927)	3,297
60,903	15,576	Cash provided by operating activities	102,840	81,111

		Investment activities:
—	—	Acquisition of Colonial Craft, net of cash acquired	—	(17,283)
—	—	Proceeds from sale of Piper Utah property	2,832	—
(5,941)	(6,171)	Capital expenditures, net of retirements	(28,693)	(34,271)
6,442	26,111	Retired executive life insurance proceeds	6,442	26,111
302	(3,222)	Other, net	(3,081)	(4,365)
803	16,718	Cash used for investment activities	(22,500)	(29,808)

		Financing activities:
(50,000)	(16,000)	Bank revolver and note repayments, net	(55,000)	(82,029)
—	—	Redemption and purchase of subordinated debentures		(1,314)
—	—	Purchases of Quanex common stock	(13,515)	—
(2,745)	(2,625)	Common dividends paid	(10,865)	(9,637)
2,354	3,232	Issuance of common stock, net	5,163	33,948
(38)	42	Other, net	(2,298)	(3,561)
(50,429)	(15,351)	Cash used for financing activities	(76,515)	(62,593)
11,277	16,943	Increase (decrease) in cash	3,825	(11,290)
10,831	1,340	Beginning of period cash and equivalents	18,283	29,573
$22,108	$18,283	End of period cash and equivalents	$22,108	$18,283